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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use of our report, dated February 16, 1997 (except for Note 19 for which the date is July 23, 1997), with respect to the consolidated balance sheets of Success Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended included in this Amendment
No. 1 to Registration Statement No. 333-32561 and related prospectus of Success Bancshares, Inc. for the offering of 1,200,000 shares of common stock. We also consent to the reference to our Firm under the caption "Experts."



                                                McGladrey & Pullen, LLP


Schaumburg, Illinois
September 5, 1997